EXECUTIVE SERVICE AND SETTLEMENT AGREEMENT

        THIS EXECUTIVE SERVICE AND SETTLEMENT AGREEMENT is made and entered into as of this 21st day of March, 2005, by and between ASSOCIATED BANC-CORP, a Wisconsin corporation (“Associated”), and DANIEL L. WESTROPE, an individual (the “Executive”).

RECITALS

        A.       Associated and State Financial Services Corporation, a Wisconsin corporation (the “Company”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”) on this 21st day of March, 2005, which, subject to the terms and conditions contained in the Agreement, contemplates the merger (the “Merger”) of the Company with and into Associated. Capitalized terms not expressly defined in this Agreement shall have the meanings given to them in the Merger Agreement.

        B.       The Company and the Executive are parties to a Key Executive Employment and Severance Agreement (the “Employment Agreement”) under which the parties to such Employment Agreement have certain rights and obligations.

        C.       The Executive participates in various welfare benefit and retirement benefit plans of the Company and State Financial Bank, National Association (the “Company Bank”) under which the Executive has certain rights and benefits.

        D.       Associated and Associated Bank, National Association (“Associated Bank”) wish to resolve all of the employment related issues with respect to the Executive and to assure that the Executive’s services are available to Associated and Associated Bank for post-merger transition and beyond.

AGREEMENTS

        In consideration of the recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

        1.       Employment Agreement. The Executive and Associated Bank will enter into the Employment Agreement in the form attached hereto as Exhibit A immediately prior to the Effective Time, to be effective as of the Effective Time, under which Executive agrees to the terms and conditions of his employment by Associated Bank following the Effective Time.

        2.       Noncompetition Agreement. The Executive and Associated will enter into the Noncompetition Agreement in the form attached hereto as Exhibit B immediately prior to the Effective Time, to be effective as of the Effective Time, under which Executive agrees to refrain from competition with Associated under the limitations provided for under the Noncompetition Agreement.

        3.       Separation Agreement and General Release. The Executive, Associated, the Company and the Company Bank will enter into the Separation Agreement and General Release in the form attached hereto as Exhibit C immediately prior to the Effective Time, to be effective as of the Effective Time.

        4.       Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, the successors and permitted assigns of Associated, Associated Bank, the Company and the Company Bank, and the Executive’s heirs and legal representatives.

        5.       Amendment. This Agreement may be amended only by a written instrument executed by the parties hereto or their respective successors, assigns, heirs or legal representatives, as applicable.

        6.       Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin.

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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

ASSOCIATED BANC-CORP
BY	/s/ Paul S. Beideman
Its	President

ASSOCIATED BANK, NATIONAL ASSOCIATION
BY	/s/ Paul S. Beideman
Its	President

STATE FINANCIAL SERVICES CORPORATION
BY	/s/ Michael J. Falbo
Its	Chairman and CEO

STATE FINANCIAL BANK, NATIONAL ASSOCIATION
BY	/s/ Michael J. Falbo
Its	Chairman and CEO

/s/ Daniel L. Westrope
DANIEL L. WESTROPE

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EXHIBIT A
to Executive Service and Settlement Agreement

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT is made as of __________, 2005, between ASSOCIATED BANK, NATIONAL ASSOCIATION, its successors and assigns (the “Bank”) and DANIEL L. WESTROPE (the “Executive”).

RECITALS

        The Bank and the Executive acknowledge the following:

    A.            The Executive has valuable expertise and experience in the Bank’s business which will enable him to provide valuable business and management services to the Bank.

    B.            The Bank desires to employ the Executive and the Executive desires to accept such employment on the terms and conditions set forth in this Agreement.

    C.            The Executive’s employment is expressly conditioned upon entering into this Agreement and the Bank will not employ the Executive absent his execution of this Agreement.

AGREEMENTS

        In consideration of the mutual covenants and agreements set forth in this Agreement, the parties agree as follows:

    1.           Employment. The Bank employs the Executive and the Executive accepts employment with the Bank on the terms and conditions set forth in this Agreement.

    2.           Term. The term of the Executive’s employment shall commence on the date of this Agreement and continue for a period of 3 years unless sooner terminated in accordance with the terms hereof (the “Employment Period”).

    3.           Duties. The Executive shall serve as Senior Vice President of the Bank and will, under the direction of an executive officer of the Bank, faithfully and to the best of his ability perform the duties assigned to him from time to time. The Executive agrees to devote his entire business time, effort, skill and attention to the discharge of such duties while employed by the Bank.

    4.           Compensation. The Executive shall receive a base salary of $200,000 per year (“Base Salary”), which will be payable in regular installments in accordance with the Bank’s regular payroll practices and which will be subject to ordinary tax withholding and all required deductions. Except as otherwise provided, the Bank’s obligation to pay Base Salary shall terminate upon termination of this Agreement.

    5.           Benefits.

        (a)           Insurance. The Executive shall be eligible to participate in any group health, life, dental, or other group insurance plan offered by the Bank to its executive employees, subject to the terms, provisions and limitations of such plans or programs, during the Employment Period. The Executive shall pay any required employee contribution for such plan.

        (b)           Reimbursement for Reasonable Business Expenses. The Bank shall reimburse the Executive for reasonable expenses incurred by him in connection with the performance of his duties pursuant to this Agreement, which are consistent with the Bank’s policies in effect from time to time, including, but not limited to, travel expenses, expenses in connection with seminars, professional conventions or similar professional functions and other reasonable business expenses. The Executive agrees to provide the Bank with receipts and/or documentation sufficient to permit the Bank to take its full business expense deduction. The Bank shall have no obligation to reimburse the Executive for expenses claimed for which reasonable documentation is not provided. Executive shall be reimbursed for dues and assessments for membership at private clubs for which Executive was being reimbursed by State Financial Services Corporation, and shall be provided with an automobile allowance under the Bank’s automobile reimbursement policy for similarly situated executives. Furthermore, the Executive shall have the option to purchase his current automobile for fair market value (i.e., Blue Book value).

    (c)           Other Benefits. Executive shall also be eligible to receive fringe benefits and to participate in any other retirement or welfare benefit plan or program generally offered by the Bank to its executive employees, subject to the terms, provisions and limitations of such plans or programs during the Employment Period. In addition, the Bank shall maintain a life insurance policy insuring the Executive’s life. Such policy shall provide a lump sum payment within six months of the Executive’s death of $1.5 million. The Executive shall have the right to designate the beneficiary of the policy during the period ending on the earlier of termination of employment or such time as the Executive begins receiving benefits under any Supplemental Employee Retirement Plan sponsored by the Bank or any related entity. Executive’s memorandum balance under the State Financial Services Corporation Supplemental Executive Retirement Plan (“SFS SERP”) will be assumed or maintained by Bank as of the date of this Agreement and will continue to be credited with earnings at the rate credited under the Associated Banc-Corp Supplemental Executive Defined Contribution Plan (“Associated DC SERP”). Distribution options, with respect to the portion transferred to Executive, will be no less favorable to Executive than the SFS SERP, subject to any changes Bank deems necessary to conform to Internal Revenue Code section 409A. The death benefit under the Associated DC SERP (and the balance maintained in or transferred from the SFS SERP) is equal to the account balance. After the date of this Agreement, Executive will no longer be eligible for any other death benefits under the SFS SERP. Executive understands that neither he nor any beneficiary has any right to the policy on his life owned by the SFS SERP or to the proceeds of such policy. Executive acknowledges and agrees that the Bank shall have complete and total discretion with respect to if, when and how the Bank will integrate the SFS SERP benefits with the Associated DC SERP benefits and what steps shall be taken with respect to either plan. The Bank shall also have the right to modify or amend any part of the SFS SERP or the Associated DC SERP as necessary to comply with Internal Revenue Code section 409A or related guidance.

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    6.           Termination of Employment.

        (a)           Termination of the Employment. The employment of the Executive shall be terminated before the end of the Employment Period (i) upon the Executive’s death or Disability; (b) upon the delivery to the Bank of the Executive’s written notice of resignation or (c) upon the delivery to the Executive of the Bank’s written notice of termination.

        (b)           Definitions.

    (i)            For purposes of this Agreement, “Disability” shall mean a physical or mental sickness or any injury which renders the Executive incapable of performing the services required of him as an employee of the Bank and which does or may be expected to continue for more than 6 months during any 12-month period. The Board of Directors of the Bank and the Executive shall determine the existence of a Disability and the date upon which it occurred. In the event of a dispute regarding whether or when a Disability occurred, the matter shall be referred to a medical doctor jointly selected by the Board of Directors of the Bank and the Executive (or the Executive’s legal representative). In the event of their failure to agree upon such a medical doctor, the Board of Directors and the Executive (or the Executive’s legal representative) shall each select a medical doctor who together shall select a third medical doctor who shall make the determination. Such determination shall be conclusive and binding upon the parties hereto.

    (ii)            For purposes of this Agreement, “Cause” shall mean (i) the willful and continual failure of the Executive to substantially perform his duties for a period of not less than 30 days (exclusive of time off for vacation, PTO or other permitted leave) and shall not include any failure resulting from incapacity due to physical or mental illness; (ii) the diversion or attempted diversion by the Executive of business from the Bank for the Executive’s personal gain or benefit; (iii) the commission by the Executive of an act of dishonesty or moral turpitude involving the Bank; (iv) gross incompetence by the Executive in the performance of his duties hereunder; (v) gross negligence by the Executive involving the Bank; (vi) commission by the Executive of a felony or serious misdemeanor offense or pleading guilty or nolo contendere to same; (vii) willful misconduct by the Executive as determined in good faith by the Board of Directors of the Bank which results in a demonstrably material injury to the Bank; or (viii) a material breach by the Executive of any provision of this Agreement, the Noncompetition Agreement or the Separation Agreement and General Release between the parties of even date herewith. In the event the Bank seeks to terminate the Executive’s employment with the Bank for Cause, the Bank shall provide the Executive with a written notice stating the facts and circumstances constituting the Cause for such termination. If the Executive fails to cure or correct the facts and circumstances which constitute such Cause within 30 days of receipt of such notice, the Executive may be terminated upon the expiration of such 30-day period.

        (c)            For purposes of this Agreement, the Executive shall have a “Good Reason” for termination of employment on or after the date of this Agreement if the Executive determines in good faith that any of the following events has occurred:

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    (i)               any material breach of this Agreement by the Bank (which the Bank fails to cure or correct within 30 days of receipt of written notice from the Executive stating the facts and circumstances for such material breach);

    (ii)               a material adverse change, without the Executive’s prior written consent, in the Executive’s working conditions or status with the Bank from such working conditions or status established as of the date of this Agreement, including but not limited to (A) a material adverse change in the nature or scope of the Executive’s titles, authority, powers, functions, duties, reporting requirements or responsibilities, or (B) a material reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements, but excluding for this purpose an isolated, insubstantial and inadvertent event not occurring in bad faith that the Bank remedies promptly after receipt of notice thereof given by the Executive;

(iii) the relocation of the Executive’s principal place of employment outside of Southeastern Wisconsin or Northeastern Illinois without Executive’s prior consent;

        (d)           Termination by the Bank for Cause or Resignation by the Executive. In the event of termination of the Executive’s employment by the Bank for Cause or the resignation by the Executive, payments of the Executive’s Base Salary shall be prorated to the date of termination. The Bank shall have no further obligation to the Executive, except to the extent such obligations may be imposed by applicable law or under the terms of a Bank plan or program in which Executive is a participant.

        (e)           Termination Without Cause or for Good Reason. If the Executive’s employment is terminated by the Bank for any reason other than for Cause, Disability or death, or if this Agreement is terminated by the Bank for what the Bank believes is Cause and it is ultimately determined that the Executive was terminated without Cause, or the Executive terminates for Good Reason, the Executive shall receive his Base Salary for the remainder of the original 3 year Employment Period and his spouse or other dependents shall be eligible for continued coverage under Bank’s health programs, at the same cost charged to active executive employees of Bank. The Bank shall have no further obligation to the Executive except to the extent such obligations may be imposed by applicable law or under the terms of a Bank plan or program in which Executive is a participant.

        (f)           Termination for Death or Disability. If the Executive’s employment is terminated for death or Disability of the Executive, the Executive shall receive his Base Salary for the remainder of the original 3 year Employment Period (to be paid to the Executive’s estate in the event of death), and his spouse or other dependents shall be eligible for continued coverage under Bank’s health programsat the same cost charged to active executive employees of Bank. The Bank shall have no further obligation to the Executive, except to the extent such obligations may be imposed by applicable law or under the terms of a Bank plan or program in which Executive is a participant.

    7.           Confidential Information; Inventions and Improvements.

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        (a)           Confidential Information. The parties agree information relating to the Bank’s business, including but not limited to customer lists, business procedures and operations, investments, employee compensation and other employee information, and other proprietary information (the “Confidential Information”) are established at great expense and provide the Bank with a substantial competitive advantage in conducting its business. The parties further agree that by virtue of the Executive’s employment with the Bank, he will have access to, and be entrusted with Confidential Information, and that the Bank would suffer great loss and injury if the Executive would disclose this information or use it to compete with the Bank. Therefore, the Executive agrees that during the Employment Period and thereafter (i) until such time as the Confidential Information becomes generally available to the public through no fault of the Executive, (ii) until such time as the Confidential Information no longer provides benefit to the Bank or (iii) for a period of two years after the expiration of the Employment Period, whichever occurs sooner, the Executive will not, directly or indirectly, in any capacity, use or disclose or cause to be used or disclosed, any Confidential Information.

        (b)            The Executive will disclose to the Bank and upon the Bank’s request, assign to it, without charge, all of the Executive’s right, title and interest, if any, in and to any and all ideas, inventions, discoveries and improvements which the Executive may make or conceive, solely or jointly with others, during the Employment Period (collectively, the “New Developments”). Upon request by the Bank, whether during or subsequent to the Employment Period, the Executive will do any and all acts and execute and deliver such documents as may be deemed by the Bank or its counsel to be necessary or advisable to vest in the Bank all of the Executive’s right, title and interest in and to such New Developments and to apply and obtain domestic or foreign patents, provided that the expenses incurred in connection with the foregoing shall be borne by the Bank. If services in connection therewith are performed at the Bank’s request after the Employment Period, the Bank will pay the Executive reasonable compensation for such services. The term “New Developments” shall not include any ideas, inventions and discoveries which the Executive makes at his expense when not fulfilling his duties to the Bank hereunder and which are not related in any way to the Bank’s business.

    8.           Common Law of Torts and Trade Secrets. The parties agree that nothing in this Agreement shall be construed to limit or negate the statutory or common law of torts or trade secrets where it provides the Bank with broader protection than that provided herein.

    9.           Specific Performance. The Executive acknowledges and agrees that irreparable injury to the Bank may result in the event the Executive engages in any act in violation of the provisions of section 7 and that the remedy at law for the breach of any such covenant will be inadequate, the Executive agrees that the Bank shall be entitled, in addition to such other remedies and damages as may be available to it by law or under this Agreement, to injunctive relief to enforce the provisions of section 7 without the necessity of providing a bond.

    10.           Sale, Consolidation or Merger. In the event of a sale of the stock of the Bank, or consolidation or merger of the Bank with or into another Bank or entity, or the sale of substantially all of the operating assets of the Bank to another Bank, entity or individual, the successor-in-interest shall be deemed to have assumed all liabilities of the Bank under this Agreement. It is agreed that the rights and obligations of the Executive may not be delegated or assigned except as specifically set forth in this Agreement.

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    11.           Waiver. The failure of either party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition.

    12.           Notices. Any notice to be given hereunder shall be deemed sufficient if addressed in writing and delivered by registered or certified mail or delivered personally, in the case of the Bank, to its principal business office and, in the case of the Executive, to his address appearing on the records of the Bank, or to such other address as he may designate in writing to the Bank.

    13.           Severability. In the event that any provision shall be held to be invalid or unenforceable for any reason whatsoever, it is agreed such invalidity or unenforceability shall not affect any other provision of this Agreement and the remaining covenants, restrictions and provisions hereof shall remain in full force and effect and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable.

    14.           Complete Agreement. Except as otherwise expressly set forth herein, this document and other agreements of even dates herewith, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

    15.           Amendment. This Agreement may only be amended by an agreement in writing signed by all of the parties hereto.

    16.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without reference to principles of conflicts of laws.

    17.           Benefit. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by and against the Bank, its successors and assigns and the Executive, his heirs, beneficiaries and legal representatives.

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IN WITNESS WHEREOF, the parties have executed or caused this Employment Agreement to be executed as of the date first above written.

ASSOCIATED BANK, NATIONAL ASSOCIATION
By: ________________________________
Its: ________________________________
______________________________________
DANIEL L. WESTROPE

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EXHIBIT B
to Executive Service and Settlement Agreement

NONCOMPETITION AGREEMENT

        THIS NONCOMPETITION AGREEMENT (this “Agreement”), dated as of _____________, 2005, is between ASSOCIATED BANC-CORP, a Wisconsin corporation (“Associated”), and DANIEL L. WESTROPE (the “Shareholder”).

RECITALS

    A.        Associated and State Financial Services Corporation, a Wisconsin corporation (the “Company”), are parties to an Agreement and Plan of Merger, dated as of March 21, 2005 (the “Merger Agreement”), pursuant to which the Company will be merged (the “Merger”) with and into Associated.

    B.        The Shareholder owns shares of the issued and outstanding common stock of the Company and options to purchase common stock of the Company. The Company is the sole shareholder of State Financial Bank, National Association (the “Bank”). The Company (including Associated as successor to the Company pursuant to the Merger), the Bank and the other direct and indirect subsidiaries of the Company are collectively referred to in this Agreement as “State Financial.”

    C.        State Financial is engaged in the business of providing financial services, including making loans and accepting deposits (the “Business”).

    D.        The Shareholder acknowledges that he has (1) been an executive level employee of State Financial, (2) had access to confidential information of State Financial and (3) extensive experience and knowledge of the Business that he could use to compete with Associated (as successor to the Company) after the Effective Time of the Merger.

    E.        Associated and the Shareholder acknowledge that the execution and delivery of this Agreement by the Shareholder is a condition to the obligation of Associated to consummate the transactions contemplated by the Merger Agreement. Associated and the Shareholder deem it to be in the best interest of all parties to limit the ability of the Shareholder to compete with State Financial after the date hereof as a result of the consummation of the transactions contemplated by the Merger Agreement.

AGREEMENTS

        In consideration of the Recitals, the consideration paid to the Shareholder pursuant to the Merger Agreement, and the mutual covenants and agreements set forth in this Agreement, the parties agree as follows:

    1.        Definitions. Capitalized terms not expressly defined in this Agreement shall have the meanings given to them in the Merger Agreement. For purposes of this Agreement:

        (a)        “Customer” means any individual or entity to which State Financial provided products or services at any time during the two year period prior to the Effective Time of the Merger or which State Financial actively solicited for the purpose of providing products or services during the two year period prior to the Effective Time of the Merger.

        (b)        “Confidential Information” means information, whether or not a trade secret, that is possessed by or developed for State Financial and that relates to State Financial’s business or technology, including but not limited to, Inventions, business plans and strategies, existing or proposed bids, technical or engineering developments, existing or proposed research projects, financial or business projections, investments, marketing plans and strategies, pricing and cost information, negotiation strategies, training information and materials, employee compensation and other employee information, customer or potential customer lists, customer purchasing history and information generated for customer engagements. Confidential Information also includes information received by the Shareholder from others, which the Shareholder has an obligation to treat as confidential, including all information obtained in connection with customer engagements. Confidential Information shall not include information that is generally known to the public as of the date of this Agreement.

        (c)        “Inventions” mean all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, processes, techniques, formulae, trademarks, data and other intellectual property other than trade secrets (whether or not protectible under intellectual property laws or similar laws) made solely by the Shareholder (or jointly with others) while the Shareholder owned any interest in the Company or during the Shareholder’s employment with State Financial that (i) relate to State Financial’s business services or activities; (ii) were developed or conceived in connection with the Shareholder’s ownership of any interest in State Financial or the Shareholder’s employment State Financial; or (iii) were developed or conceived using the assets of State Financial.

        (d)        “Noncompete Period” means the period starting on the date of the Effective Time of the Merger and ending on the second anniversary of such date.

        (e)        “Territory” means the counties in which the Company or any of the Company Subsidiaries has an office as of the date of this Agreement (including any branch of the Bank).

    2.        Consideration; Acknowledgments by the Shareholder. The Shareholder shall receive 24 equal monthly payments of $20,000 during the Noncompete Period in exchange for agreeing to the terms of this Agreement (the “Noncompete Payments”). The Shareholder acknowledges and agrees that: (a) the benefits and consideration he will receive as a result of the consummation of the transactions contemplated by the Merger Agreement constitute adequate and sufficient consideration for their covenants contained in this Agreement; (b) Associated would not consummate the transactions contemplated by the Merger Agreement if the Shareholder did not agree to be bound by the provisions contained in this Agreement; (c) the covenants contained herein are being entered into in the connection with the acquisition of State Financial by Associated and not in connection with employment or other principal-agent relationship; (d) the provisions of sections 3, 4, 5, 6 and 7 of this Agreement are reasonable and necessary to protect and preserve State Financial; and (e) Associated would be irreparably damaged if the Shareholder were to breach the covenants set forth in sections 3, 4, 5, 6 or 7 of this Agreement. In the event of the death of the Shareholder, Associated shall continue to pay to the estate of the Shareholder the Noncompete Payments during the Noncompete Period. Associated may prepay such payments without penalty.

    3.        Confidential Information.

        (a)        The Shareholder acknowledges and agrees that the Confidential Information is the property of State Financial, has been established and maintained at great expense, and is of great value to State Financial. Therefore, the Shareholder agrees that he will not, directly or indirectly, in any geographic territory where his use or disclosure of the Confidential Information could harm Associated or State Financial, disclose to any unauthorized persons or use for his own benefit or for the benefit of any third party any Confidential Information without Associated’s prior written consent, until the earlier of (a) the end of the Noncompete Period, (b) such time as the Confidential Information no longer provides a benefit to State Financial, or (c) the date the Confidential Information is or becomes generally known to and available for use by the public other than by the Shareholder’s fault or the fault of any other person bound by a duty of confidentiality to Associated or State Financial. The Shareholder agrees to deliver to Associated at the time of execution of this Agreement, and at any other time Associated may request, all tangible copies of, and destroy all digital copies of (certifying to Associated in writing such destruction or delivery), all documents, memoranda, notes, plans, records, reports, and other documentation, models, components, devices, or computer software (and all copies of all of the foregoing), relating to State Financial and any other Confidential Information that the Shareholder may then possess or have under his control.

        (b)        To the extent that he has not already done so, the Shareholder hereby assigns to Associated all of the Shareholder’s right, title and interest in and to any and all Inventions and trade secrets, whether or not patentable or registrable under copyright or similar laws, (i) which the Shareholder may solely or jointly have conceived, developed or reduced to practice, or caused to be conceived, developed or reduced to practice, during the Shareholder’s employment with State Financial or (ii) which the Shareholder may solely or jointly have conceived, developed or reduced to practice, or caused to be conceived, developed or reduced to practice on behalf of or at the request of State Financial while the Shareholder owned any interest in State Financial but was not an employee of State Financial. The Shareholder agrees to take such additional actions and execute such additional documents as may be necessary or appropriate to effectuate the foregoing assignments. The Shareholder further acknowledges that all original works of authorship which were made by the Shareholder (solely or jointly with others) within the scope of and during the period of the Shareholder’s employment with State Financial or which were made by the Shareholder (solely or jointly with others) on behalf of or at the request of State Financial while the Shareholder owned any interest in State Financial but was not an employee of State Financial and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

    4.        Noncompetition. During the Noncompete Period, the Shareholder will not, directly or indirectly, either individually or as an employee, officer, director, advisory board member, principal, agent, partner, owner, trustee, beneficiary, co-venturer, distributor, consultant or in any other capacity, (i) participate in, become associated with, provide assistance to, engage in, or have a financial or other interest in any business, activity, enterprise or entity, which competes within the Territory with the Business or any other business of State Financial that relates or is complementary or supplemental to the Business or (ii) advertise, promote or otherwise endorse any third party products and/or services which compete within the Territory with the Business or any other business of State Financial that relates or its complimentary or supplemental to the Business; provided, that the ownership of less than a 1% interest in an entity whose securities are traded in a recognized stock exchange or traded in the over-the-counter market, even though that entity competes with the Business, shall not be deemed in itself to be a breach of this section 4.

    5.        Customers. During the Noncompete Period, the Shareholder will not, directly or indirectly, either individually or as an employee, officer, director, advisory board member, principal, agent, partner, owner, trustee, beneficiary, co-venturer, distributor, consultant or in any other capacity, canvass, contact, solicit or do business with any Customer for the purpose of providing products or services similar to or competitive with those provided by State Financial; provided, that the ownership of less than a 1% interest in an entity whose securities are traded in a recognized stock exchange or traded in the over-the-counter market, even though that entity is a competitor of State Financial, shall not be deemed in itself to be a breach of this section 5.

    6.        Relations with Suppliers and Vendors. During the Noncompete Period, the Shareholder will not, directly or indirectly, cause, request, or advise any supplier or vendor of State Financial to curtail or cancel its business with State Financial.

    7.        Relations with Employees. During the Noncompete Period, the Shareholder will not, directly or indirectly, induce or attempt to induce any employee, officer, director, sales or other representative, consultant, independent contractor or other agent of State Financial who had a relationship with State Financial prior to the Effective Time of the Merger to terminate his, her or its relationship with State Financial or breach his, her or its agreements with State Financial.

    8.        Remedies. If the Shareholder breaches the covenants set forth in Sections 3, 4, 5, 6 or 7 of this Agreement, Associated will be entitled to the following remedies:

        (a)        Money damages from the Shareholder.

        (b)        In addition to its right to money damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Sections 3, 4, 5, 6 and 7 of this Agreement, it being agreed that money damages alone would be inadequate to compensate Associated and would be an inadequate remedy for such breach.

        (c)        The rights and remedies of Associated are cumulative and not alternative.

    9.        Trade Secrets. The parties agree that nothing in this Agreement shall be construed to limit or negate any common or statutory law regarding torts or trade secrets where it provides Associated with broader protection than that provided herein. The Shareholder shall take all steps that are reasonably necessary to prevent unauthorized misappropriation or disclosure of State Financial’s trade secrets and shall not use or disclose any of State Financial’s trade secrets as long as they remain trade secrets.

    10.        Successors and Assigns. This Agreement will be binding upon the parties and will inure to the benefit of the parties and their respective affiliates, successors and assigns.

    11.        Waiver. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

    12.        Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Wisconsin, without reference to principles of conflict of laws.

    13.        Severability. Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held to be prohibited by law or otherwise invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in section 3, 4, 5, 6 or 7 of this Agreement are held to be unreasonable, arbitrary, or against public policy, such covenants may be modified by a court of competent jurisdiction, with respect to scope, time, and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against the Shareholder.

    14.        Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

    15.        Section Headings; Construction. The headings of sections in this Agreement are provided for convenience only and shall not affect this Agreement’s construction or interpretation. All references to “section” or “sections” refer to the corresponding section or sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms. This Agreement was jointly drafted by the parties hereto and no rule of strict construction shall be applied versus either party.

    16.        Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person; (b) one day after delivery to a reputable overnight courier service; (c) five days after posting in the United States mail having been sent registered or certified mail return receipt requested; or (d) when delivered by facsimile, and promptly confirmed by delivery in person or post as aforesaid in each case, with postage prepaid, addressed as follows:

if to Associated:

Associated Banc-Corp 1200 Hansen Road Green Bay, WI 54304 Attention: Brian R. Bodager, Chief Administrative Officer, General Counsel and Corporate Secretary Facsimile: 920-491-7010

with a copy to:

Reinhart Boerner Van Deuren s.c. 1000 North Water Street, Suite 2100 Milwaukee, WI 53202 Attention: James M. Bedore, Esq. Facsimile: 414-298-8097

if to the Shareholder:

Daniel L. Westrope __________________ __________________ Facsimile: (___) ____-_________

with a copy to:

Jay O. Rothman Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, WI 53202 Facsimile: (414) 297-4900

or to such other address or addresses as the parties may from time to time designate in writing.

    18.        Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior written and oral agreements and understandings between the parties with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

[Remainder of page intentionally left blank. Signature page to follow.]

        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

ASSOCIATED
ASSOCIATED BANC-CORP
BY _____________________________
(signature)
_____________________________
(print name)
_____________________________
(title)
THE SHAREHOLDER
_____________________________________
DANIEL L. WESTROPE

EXHIBIT C
to the Executive Service and Settlement Agreement

SEPARATION AGREEMENT AND GENERAL RELEASE

        THIS SEPARATION AGREEMENT AND GENERAL RELEASE is entered into as of ________, 2005 among ASSOCIATED BANC-CORP, a Wisconsin corporation (“Associated”), STATE FINANCIAL SERVICES CORPORATION, a Wisconsin corporation (the “Company”), STATE FINANCIAL BANK, NATIONAL ASSOCIATION (the “Bank”), and DANIEL L. WESTROPE (the “Executive”).

RECITALS

        The parties acknowledge the following:

    A.        The Company and the Executive are parties to a Key Executive Employment and Severance Agreement dated as of __________ attached hereto as Schedule 1 (the “Employment Agreement”).

    B.        The Company and Associated have entered into an Agreement and Plan of Merger, dated as of March 21, 2005 (the “Merger Agreement”), which contemplates the merger (the “Merger”) of the Company with and into Associated.

    C.        Associated desires that the Company, the Bank and the Executive effect a final resolution and settlement of all matters and issues relating directly or indirectly to the Employment Agreement and the Executive’s employment with the Company and the Bank and his separation from that employment prior to the effective time of the Merger.

AGREEMENTS

        In consideration of the Recitals and mutual agreements which follow, the parties agree as follows:

    1.              Effective Time. This Agreement shall become effective only upon consummation of the Merger and upon such consummation shall have the same effective time (“Effective Time”) as the Merger.

    2.              Termination of Employment Agreement. As of the Effective Time, the Employment Agreement and all of the respective rights and obligations of the Company, the Bank, and the Executive thereunder shall cease and terminate. The Executive acknowledges and agrees that he is not entitled to any further compensation or payment pursuant to the terms of the Employment Agreement.

    3.              Acknowledgment of Full Compensation. The Executive acknowledges and agrees that he received from the Company and the Bank all wages, fringe benefits (including without limitation by enumeration vacation pay, insurance benefits, retirement and pension benefits, stock options, severance pay, bonus payments, and expense reimbursement) and all other compensation owed by the Company and the Bank to the Executive through and including the date of this Agreement. The Executive further confirms that he is not entitled to any further compensation arising out of his employment.

    4.              Consideration. Conditioned upon the Executive’s execution of this Agreement and his return of this Agreement to the Company expiration of the seven-day revocation period without revocation, and the Executive’s properly executing and returning the attached acknowledgment form to the Company (in the form attached hereto as Schedule 2) indicating his decision not to revoke this Agreement, the Executive shall receive a lump sum cash payment of $443,610, less ordinary tax withholding and all required deductions. Such cash payment shall be made within 10 days of the date hereof. Such cash payment shall not be deemed “compensation” for purposes of any of either the Company or the Bank’s qualified retirement plans or other benefit programs, and payment of this severance pay does not entitle the Executive to any retirement plan contributions by the Company and the Bank for the Executive’s benefit or account.

    5.              Non-Admission of Liability. Neither this Agreement nor any action taken by the Company or the Bank pursuant to it shall in any way be construed as an admission by the Company or the Bank of any liability, wrongdoing, or violation of law, regulation, contract or policy regarding any of the Company or the Bank’s decisions and actions regarding the employment or separation from employment of the Executive or termination of the Employment Agreement.

    6.              Release. Except as specifically provided in this Section or Section 16 of this Agreement, for valuable consideration from the Company and the Bank as stated above, the Executive, for himself and his heirs, personal representatives, successors and assigns, hereby releases all claims of whatever nature that he may have against the Company or the Bank, their respective affiliates, subsidiaries, predecessors, successors and assigns and their respective present, former or later insurers, agents, representatives, officers, administrators, directors, principals and employees (collectively “Releasees”), which arise out of or are in any manner based upon or related to the employment relationship between the Executive, the Company or the Bank, and his separation from the Company and the Bank, and from all other claims or liabilities of any nature whatsoever which have arisen from any occurrence, transaction, omission or communication which transpired or occurred at any time before or on the date of this Agreement; provided, however, that this Agreement will not prevent any party from asserting a claim against the other party in the event the other party breaches this Agreement. In addition, this waiver and release is not intended to affect Executive’s rights to indemnification pursuant to the Company’s Articles of Incorporation and By-Laws as in effect on March 21, 2005, or under applicable law.

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        Except as specifically provided in this Section or Section 16 of this Agreement, without limitation, the Executive specifically releases, waives and forever discharges the above-listed entities and persons from and against all liabilities, claims, actions, demands, damages and costs of every nature, whether known or unknown, asserted or unasserted, which arise under the Wisconsin Fair Employment Act; Wisconsin wage and hour laws; Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act (29 U.S.C. § 621, et seq.); the Americans With Disabilities Act; the Fair Labor Standards Act; the Equal Pay Act; state or federal parental, family and medical leave acts; or arising under any other local, state or federal statute, ordinance, regulation or order, or which involve a claim or action for wrongful discharge, breach of contract (express or implied) and/or any other tort or common law cause of action. This waiver and release does not affect those rights or claims that arise after the execution of this Agreement.

    7.        No Pending Matters. The Executive warrants and represents that he has not filed any pending complaint, charge, claim or grievance concerning his compensation, separation from employment or terms and conditions of employment against the Company or the Bank with any local, state or federal agency, court or commission, and that if any agency, commission or court assumes jurisdiction of any such complaint or charge on behalf of the Executive relating to the claims released in Section 6, he will request that agency, commission, or court to dismiss such proceeding.

    8.        Binding Agreement. This Agreement shall be binding upon the Executive and upon his heirs, administrators, representatives, executors, successors and assigns and shall inure to the benefit of the Releasees and to their respective heirs, administrators, representatives, executors, successors and assigns.

    9.        Severability. It is understood and agreed that the provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions herein shall not affect the validity and enforceability of the other provisions herein.

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    10.        Complete and Exclusive Agreement. The parties understand and agree that this Agreement is final and binding and constitutes the complete and exclusive statement of the terms and conditions of separation, that no representations or commitments were made by the parties to induce this Agreement other than as expressly set forth herein. This Agreement may not be modified or supplemented except by a subsequent written agreement signed by the party against whom enforcement is sought.

    11.        Consideration Period. The Executive represents that he has had the opportunity and time to consult with legal counsel concerning the provisions of this Agreement and that he has been given up to 21 days to consider this Agreement.

    12.        Further Assurances. The parties hereto shall take such additional actions and execute and deliver such additional documents as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

    13.        Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, without reference to principles of conflicts of law.

    14.        Acknowledgment. The undersigned parties acknowledge and agree that they have carefully read this Agreement, that a copy of this Agreement was available to them prior to execution, that they understand its contents including its release of claims, that they have been given the opportunity to ask any questions concerning this Agreement and its contents, and that they have signed this Agreement as their free and voluntary act.

    15.        Cooperation. The Executive shall make all reasonable efforts to cooperate with the Company, the Bank and all of their respective successors and assigns in preventing and defending against the application of any tax imposed pursuant to Section 4999 of the Internal Revenue Code. Such efforts shall include, but not be limited to, the following:

        (a)               In reporting and paying the Executive’s federal, state and local income tax on the payments or value of any benefits provided under this Agreement, the Executive shall be obligated to report to any applicable taxing authority in accordance with the directions of Associated, which directions shall be consistent with applicable law and this Agreement.

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        (b)               The Executive shall not agree or consent to any tax assessment by any taxing authority that is inconsistent with a reporting position directed under Section 15(a) above, without the written approval of Associated.

        (c)               The Executive shall allow Associated, at its option (and at Associated’s expense), to control and defend against any tax audit that purports to subject any payment described in this Agreement to tax under Section 4999 of the Internal Revenue Code.

    16.        Non-Applicability to Certain Benefits. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not apply to:

        (a)              Benefit Plans. Any claims for benefits: (i) pursuant to any retirement benefit plan maintained by the Company or the Bank and that is intended to be a tax-qualified plan under Section 401 of the Internal Revenue Code (including the lump-sum payment features); (ii) pursuant to the terms of any medical plan of the Bank with respect to claims; (iii) pursuant to the supplemental executive retirement plan maintained by the Bank; (iv) for vacation which has accrued as of the Effective Time; (v) any benefits due under the Welfare Benefit Plans of the Company or Bank set forth on Schedule 2.10 of the Merger Agreement; (vi) wages due and unpaid as of the Effective Time in accordance with the Company’s standard payroll policies; or (vii) any unreimbursed business expenses properly incurred prior to the Effective Time and unpaid as of the Effective Time.

    (b)              Options. The Executive currently holds options with respect to a total of 57,052 shares. Such options shall be cashed-out in accordance with Section 1.10 of the Merger Agreement. The following schedule identifies the grant date of each option, the exercise price, the number of shares, the current expiration date to which the option is subject, and the type of option (ISO or NQSO).

Date of Grant	Option Price	Number of Shares	Expiration Date	Type of Option
11/30/99	$15.69	438	11/30/06	ISO
11/30/99	$15.69	312	11/30/09	ISO
02/28/02	$13.00	4,143	02/28/09	NQSO
02/28/02	$13.00	4,150	02/28/12	NQSO
01/31/03	$18.69	5,350	01/31/13	ISO
01/31/03	$18.69	9,809	01/31/13	NQSO
02/03/04	$27.00	3,703	02/03/14	ISO
02/03/04	$27.00	15,707	02/03/14	NQSO
01/31/05	$29.719	3,364	01/31/15	ISO
01/31/05	$29.719	10,076	01/31/15	NQSO

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        All options shall continue to be subject to the terms of the Company Stock Option Plan under which they were respectively issued, as amended, except as otherwise agreed to and provided in the Merger Agreement and the Option Conversion Agreement contemplated by Section 1.10 of the Merger Agreement.

        (c)              Restricted Stock. Executive currently holds 600 shares of restricted stock granted on November 30, 1999, (all of which shares shall become fully vested upon consummation of the Merger). The following schedule identifies the grant date of each share, the number of shares, and the vesting status (or date) of each share.

Date of Grant	Number of Shares	Vesting Status (or Future Vesting Date)
11/30/1999	600	11/30/06

[Remainder of page intentionally left blank. Signature page to follow.]

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        IN WITNESS WHEREOF, the parties herein executed this Separation Agreement and General Release as of the date appearing next to their signatures.

ASSOCIATED BANC-CORP
Date:____________________	BY____________________________________________
Its________________________________________
STATE FINANCIAL SERVICES CORPORATION
Date:____________________	BY____________________________________________
Its________________________________________
STATE FINANCIAL BANK, NATIONAL ASSOCIATION
Date:____________________	BY____________________________________________
Its________________________________________

CAUTION: THIS IS A RELEASE. THE COMPANY AND THE BANK HEREBY ADVISES THE EXECUTIVE TO CONSULT WITH AN ATTORNEY AND READ IT BEFORE SIGNING. THIS AGREEMENT MAY BE REVOKED IN WRITING BY THE EXECUTIVE WITHIN SEVEN DAYS OF HIS EXECUTION OF THE DOCUMENT.

Dated: ___________________	______________________________
DANIEL L. WESTROPE

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SCHEDULE 1

[Employment Agreement between the Company and Executive]

SCHEDULE 2

SEVEN DAY RIGHT TO REVOCATION
ACKNOWLEDGMENT FORM

        I, DANIEL L. WESTROPE, hereby acknowledge that State Financial Services Corporation and State Financial Bank, National Association each has tendered a Separation Agreement and General Release offer which I voluntarily agreed to accept on ______________, 2005, a date at least seven days prior to today’s date.

        I certify that seven calendar days have elapsed since my voluntary acceptance of the above-referenced offer (i.e., seven days have elapsed since the above date), and that I have voluntarily chosen not to revoke my acceptance of the above-referenced Separation Agreement and General Release.

        Signed this ____ day of _____________, 2005 at ___________, ___________.

______________________________
DANIEL L. WESTROPE